Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:
Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Announces CEO Resignation

IRVING, TEXAS — April 29, 2004 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, announced today that Herman M. Schwarz is resigning as CEO and a director effective May 5, 2004.  Mr. Schwarz had recently stepped down from the office of President to make room for Scot Brunke to assume those duties.

Mr. Schwarz had been President, CEO and a director of Aegis since July 2001.  During his tenure, Mr. Schwarz led the effort to improve the level of service and depth of client relationships, successfully extend the expiration of the Company’s credit line, and in a transaction on November 5, 2003 brought in Deutsche Bank AG – London and the Essar Group as major warrant holders.

“Given the completion of our recent transaction and transition with new ownership, the Board and I agreed that a change is in the best interest of the company.  Aegis is potentially in the best position today that it has been in during my tenure at the company.  The new investors are committed to its growth and are passionate about creating value for all shareholders.  Scot Brunke, our recently named CFO and President, spent the past ten months working with the company and was instrumental in helping to structure the November 5, 2003 transaction.  He will provide stability and strong leadership to the company, while his knowledge of the industry and our clients should make this a seamless transition for all concerned,” commented Mr. Schwarz.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that enables clients to make customer contact efforts more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 3,700 people and utilizing over 4,600 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements.  The Company does not intend to update any of those forward–looking statements.